EXHIBIT 12

                OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
       COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                      (Amounts in millions, except ratios)

                                              Three Months Ended                                                  Year Ended
                                                        March 31                                                 December 31
                                            --------------------    --------------------------------------------------------
                                                2005        2004        2004        2003        2002        2001        2000
========================================    ========    ========    ========    ========    ========    ========    ========
Income from continuing
     operations                             $    850    $    489    $  2,606    $  1,601    $  1,181    $  1,182    $  1,559
Add:
     Minority interest(a)                         21          13          75          62          77         143         185
     Adjusted income from equity
        investments(b)                           (35)          4          (6)         69         308          89          31
                                            --------    --------    --------    --------    --------    --------    --------
                                                 836         506       2,675       1,732       1,566       1,414       1,775
                                            --------    --------    --------    --------    --------    --------    --------
Add:
     Provision (credit)for taxes on
        income (other than foreign oil
        and gas taxes)                           356         193         982         682         (41)        172         871
     Interest and debt expense(c)                 76          72         266         335         309         411         540
     Portion of lease rentals
        representative of the interest
        factor                                     9           2          40           8           6           7           6
                                            --------    --------    --------    --------    --------    --------    --------
                                                 441         267       1,288       1,025         274         590       1,417
                                            --------    --------    --------    --------    --------    --------    --------

Earnings before fixed charges               $  1,277    $    773    $  3,963    $  2,757    $  1,840    $  2,004    $  3,192
                                            ========    ========    ========    ========    ========    ========    ========
Fixed charges
     Interest and debt expense
        including capitalized
        interest(c)                         $     79    $     73    $    281    $    341    $    321    $    417    $    543
     Portion of lease rentals
        representative of the interest
        factor                                     9           2          40           8           6           7           6
                                            --------    --------    --------    --------    --------    --------    --------

     Total fixed charges                    $     88    $     75    $    321    $    349    $    327    $    424    $    549
                                            ========    ========    ========    ========    ========    ========    ========

Ratio of earnings to fixed charges             14.51       10.31       12.35        7.90        5.63        4.73        5.81
========================================    ========    ========    ========    ========    ========    ========    ========

(a) Represents minority interests in net income of majority-owned subsidiaries and partnerships having fixed charges.

(b) Represents income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.

(c) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.